                                                                    PROSPECTUS
                                                                Rule 424(b)(3)

                        MIAMI COMPUTER SUPPLY CORPORATION
                        5,000,000 SHARES OF COMMON STOCK
                            ------------------------

         We are offering up to 5,000,000 shares of our common stock from time to time. The common stock will be offered in connection with future acquisitions of the stock or assets of other companies. Our potential acquisition targets will be computer and office automation supply and audio-visual presentation products companies.

         The price of the common stock offered will be determined by direct negotiations with the owners or controlling persons of the acquisition targets, but will be reasonably related to market prices.

         No underwriting discounts or commissions will be paid, although finder's fees may be paid from time to time with respect to specific acquisitions. Any person receiving such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

         The common stock currently trades on the Nasdaq National Market under the symbol "MCSC." As of November 22, 1999, we had 11,764,332 shares of common stock issued and outstanding. On December 4, 1999, the last reported closing sale price of the common stock on the Nasdaq National Market was $37.625 per share.

INVESTING IN THE COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                            ------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                THE DATE OF THIS PROSPECTUS IS DECEMBER 14, 1999

                          TABLE OF CONTENTS

                                                                          Page
About This Prospectus........................................................2
Prospectus Summary...........................................................3
Risk Factors.................................................................5
Use of Proceeds.............................................................13
Plan of Distribution........................................................14
Legal Matters...............................................................14
Experts.....................................................................14
Where You Can Find More Information.........................................15

                              ABOUT THIS PROSPECTUS

         This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may offer, from time to time, shares of common stock covered by this prospectus in one or more offerings. Any common stock offered and issued under this prospectus will be done so as full or partial consideration for future acquisitions. The prices at which the shares of the common stock may be sold are described under the heading "Plan of Distribution."

         This prospectus omits certain information contained in the registration statement as permitted by the SEC. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete. In each instance, you are referenced to the copy of the contract or other document filed as an exhibit to the registration statement. You may read and copy the information in the registration statement at the locations described under the heading "Where You Can Find More Information."

                            ------------------------

         YOU SHOULD RELY ONLY ON THE INFORMATION INCORPORATED BY REFERENCE OR CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH ADDITIONAL INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE COVER OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK IN ANY STATE IN WHICH THE OFFER OR SALE IS NOT PERMITTED.

                            ------------------------

         We have obtained Federal service mark registration of the names "Miami Computer Supply Corporation-Registered Trademark-," "Miami Computer Supply International-Registered Trademark- ," the slogan "Computer Supplies. Right. Now.-Registered Trademark-," "MCSI-Registered Trademark-" and the associated Company logo. All other trademarks or registered trademarks or service marks appearing in this prospectus or the documents incorporated by reference are trademarks or registered trademarks or service marks of the respective companies that utilize them.

                               PROSPECTUS SUMMARY

         THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED IN THE DOCUMENTS INCORPORATED BY REFERENCE.

         REFERENCES IN THIS PROSPECTUS TO "WE," "OUR" OR "US" REFER TO MIAMI COMPUTER SUPPLY CORPORATION AND ITS WHOLLY-OWNED SUBSIDIARIES.

THE COMPANY

         We are a leading distributor of computer and office automation supplies and accessories, audio-visual presentation products and video conferencing equipment throughout the United States and in certain foreign countries. We distribute over 1,800 core products to approximately 50,000 customers comprised primarily of small to medium-size businesses and, to a lesser extent, governmental, educational and institutional customers.

         Our principal executive offices are located at 4750 Hempstead Station Drive, Dayton, Ohio, 45429 and our telephone number is (937) 291-8282.

RECENT DEVELOPMENTS


         In December, 1999, we registered 483,767 shares of common stock for resale by certain of our stockholders. We issued the 483,767 shares in connection with our acquisition of Dreher Business Products Corporation.

THE OFFERING

Common stock offered .........................  5,000,000 shares


Common stock to be outstanding after the
Offering(1)...................................  16,764,332 shares


Use of Proceeds...............................  The shares of common stock offered by this prospectus may
                                                be issued from time to time as
                                                full or partial consideration
                                                for future acquisitions by us.
                                                In such transactions, the
                                                consideration or proceeds we
                                                receive will be the stock or
                                                assets of the businesses we
                                                acquire.

Nasdaq National Market symbol.................  MCSC

------------------


         (1) Based on 11,764,332 shares of common stock outstanding as of November 22, 1999. Excludes 1,275,000 shares of common stock reserved for future issuance under our stock option plans.

                                  RISK FACTORS

         YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS BEFORE PURCHASING ANY OF THE COMMON STOCK OFFERED BY THIS PROSPECTUS, IN ADDITION TO OTHER INFORMATION IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE. THE CAUTIONARY STATEMENTS BELOW AND IN THE DOCUMENTS INCORPORATED BY REFERENCE SHOULD BE READ AS ACCOMPANYING FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE. THE RISKS DESCRIBED IN THE STATEMENTS BELOW COULD CAUSE OUR RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN OR INDICATED BY THE FORWARD-LOOKING STATEMENTS.

         SOME STATEMENTS IN THIS PROSPECTUS CONSTITUTE FORWARD-LOOKING STATEMENTS. FORWARD- LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OR INDUSTRY RESULTS TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY THESE FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS INCLUDE THOSE DESCRIBED IN "RISK FACTORS." THE WORDS "BELIEVE," "ANTICIPATE," "EXPECT," "ESTIMATE," "INTEND" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. SIMILARLY, STATEMENTS THAT DESCRIBE OUR FUTURE PLANS, OBJECTIVES AND GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PROSPECTUS MAY PROVE TO BE INACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THESE FORWARD-LOOKING STATEMENTS, YOU SHOULD NOT CONSIDER THIS INFORMATION TO BE A GUARANTEE BY US OR ANY OTHER PERSON THAT OUR OBJECTIVES AND PLANS WILL BE ACHIEVED.

WE MAY ISSUE ADDITIONAL COMMON STOCK WITHOUT STOCKHOLDER APPROVAL TO FINANCE ACQUISITIONS, WHICH WOULD DILUTE CURRENT STOCKHOLDERS AND COULD DEPRESS OUR STOCK PRICE.

         We intend to pursue aggressively the acquisition of computer and office automation supply and audio-visual presentation products companies. If acquisitions are funded by the issuance of additional common stock, the issuance may be without stockholder approval, and will dilute current stockholders and stockholders who purchase shares of common stock offered by this prospectus. Stockholders have no preemptive rights and, therefore, no stockholder has the right to acquire additional common stock to prevent dilution. Moreover, the issuance of additional shares of common stock may have a negative impact on earnings per share and may impact negatively the market price of the common stock.

OUR NEED FOR ADDITIONAL FINANCING TO IMPLEMENT OUR ACQUISITION STRATEGY MAY RESTRICT OUR BUSINESS AND MAKE US HIGHLY LEVERAGED.

         We will require additional funds to implement our acquisition strategy. Borrowings under our $150.0 million credit facility ("Credit Facility") may be utilized to finance acquisitions, however, these borrowings are subject to the satisfaction of terms and conditions contained in the Credit Facility, including financial covenants and certain restrictions on "permitted acquisitions." Under the Credit Facility, certain pro forma indebtedness to earnings ratios must be satisfied in order for an acquisition to be a "permitted acquisition." In addition, our ability to obtain debt financing other than in accordance with the Credit Facility is limited by covenants in the Credit Facility. Accordingly, there can be no assurance that we will have the borrowing capacity or the ability to raise equity capital sufficient to implement our acquisition strategy.

         Further, we may become highly leveraged as a result of borrowing funds to finance acquisitions. High leverage could make us more vulnerable to extended economic downturns and reduce our ability to respond to changing economic and industry conditions. High leverage also could impair our ability to obtain additional financing needed for working capital, capital expenditures, acquisitions or general corporate purposes.

OUR CREDIT FACILITY CONTAINS RESTRICTIONS ON OUR BUSINESS ACTIVITIES WHICH COULD ADVERSELY AFFECT OUR FUTURE RESULTS.

         Our outstanding indebtedness consists primarily of borrowings under the Credit Facility. The Credit Facility contains covenants that may restrict our operations in the future. The Credit Facility provides, among other things, that we will not:

         -        change the nature of our business;

         - acquire the property or assets of any person, other than permitted acquisitions that comply with the financial covenants of the Credit Facility;

         - incur other indebtedness, except for certain capital leases up to $10 million, certain guarantees and certain existing indebtedness;

         -        pay cash dividends; or

         -        violate certain financial covenants.

IF WE ARE UNABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY, OUR FUTURE GROWTH AND THE MARKET PRICE FOR OUR STOCK MAY BE ADVERSELY AFFECTED.

         We expect competition for acquisitions in major metropolitan markets to increase. No assurance can be given that we will be able to identify attractive acquisition candidates or complete acquisitions at reasonable prices, in a timely manner or at all. A failure to identify and complete acquisitions could have a material adverse effect on our future growth and the market price of our common stock.

OUR FUTURE RESULTS MAY SUFFER IF WE ARE UNABLE TO SUCCESSFULLY INTEGRATE OUR ACQUISITIONS.

         Between April 30, 1997 and November 1, 1999, we acquired ten computer and office automation supply companies and eight audio-visual presentation products businesses. We intend to continue to actively pursue additional acquisitions. No assurance can be given that we will be able to successfully integrate acquisitions with our existing systems and operations without substantial costs, delays or other problems. The integration of acquired businesses may also lead to the resignation of key employees of the acquired companies and diversion of management attention from our other ongoing business concerns. Any or all of these factors could have a material adverse effect on our operating results and financial condition.

THERE ARE ADDITIONAL RISKS RELATING TO ACQUISITIONS OUTSIDE OF THE UNITED STATES WHICH COULD DEPRESS OUR FUTURE RESULTS.

         We have in the past, and may in the future, seek to acquire the stock or assets of computer and office automation supply and audio-visual presentation product companies which are located outside the United States. Expansion into international markets may involve additional risks relating to things such as:

         -        currency exchange rates;

         -        new and different legal and regulatory requirements;

         - political and economic risks relating to the stability of foreign governments and their trading relationship with the United States;

         -        difficulties in staffing and managing foreign operations;

         -        differences in financial reporting;

         - differences in the manner in which different cultures do business;

         -        operating difficulties; and

         -        other factors.

Although our operations currently are not subject to material international risks, other than those described in the following paragraph, we intend to expand our international operations and, as a result, the above risks may be present in the future.

         We acquired, in December 1998, the computer supplies business of Axidata Inc. whose business consists primarily of the sale and distribution of computer supplies and accessories in Canada. As a result, our exposure to fluctuations in exchange rates will be increased, and no assurance can be given that our results of operations will not be adversely affected in the future by such fluctuations. We have, at times, entered into forward foreign currency exchange contracts in order to hedge our accounts receivable and accounts payable. In the future, we may, from time to time, consider entering into other forward foreign currency exchange contracts, although no assurances can be given that we will do so, or will be able to do so, or that such arrangements will adequately protect us from fluctuations in foreign currency exchange rates.

OUR FUTURE RESULTS MAY SUFFER IF WE ARE UNABLE TO EFFECTIVELY MANAGE OUR RAPID GROWTH.

         We expect to experience continued rapid growth resulting in new and increased responsibilities for management personnel and increased demands on our operating and financial systems and resources. To effectively manage future growth, we must continue to expand our operational, financial and management information systems and to train, motivate and manage our work force. There can be no assurance that our operational, financial and management information systems will be adequate to support our future operations. Failure to expand our operational, financial and management information systems or to train, motivate or manage employees could have a material adverse effect on our operating results and financial condition.

WE ARE DEPENDENT ON CERTAIN KEY SUPPLIERS AND OUR BUSINESS COULD BE HARMED IF WE LOST A KEY SUPPLIER OR A KEY SUPPLIER IMPOSED LESS FAVORABLE TERMS ON ITS RELATIONSHIP WITH US.

         Although we regularly carry products and accessories manufactured by approximately 500 original equipment manufacturers, products supplied by our ten largest suppliers represented 52.4% of our net sales for the year ended December 31, 1998. In addition, products of the following manufacturers accounted for a significant portion of our total net sales for the year ended December 31, 1998:
Hewlett-Packard Company, 13.0%; Sharp Corporation, 8.0%; and Lexmark International, Inc., 7.7%.

         Our business is dependent upon terms provided by our key suppliers, including pricing and related provisions, product availability and dealer authorizations. While we consider our relationships with our key suppliers, including Hewlett-Packard Company, Sharp Corporation and Lexmark International, Inc., to be good, there can be no assurance that these relationships will continue. In addition, a material change by a key supplier relating to distributors, volume discount schedules or marketing programs applicable to us, could have a material adverse effect on our operating results and financial condition.

IF WE LOSE OUR KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, THE SUCCESS AND GROWTH OF OUR BUSINESS MAY SUFFER.

         We rely on certain key executives, including our President and other senior management, and have entered into employment agreements that contain non-competition provisions with these key executives. There can be no assurance that we can retain our executive officers and key personnel or attract additional qualified management in the future. In addition, the success of certain of our acquisitions may depend, in part, on our ability to retain management personnel of the acquired companies. The loss of services of one or more of our key executives could disrupt and have a material adverse effect on our operating results and financial condition.

IF OUR MANAGEMENT INFORMATION SYSTEMS ARE DISRUPTED OR DO NOT WORK AS ANTICIPATED, OUR FUTURE RESULTS MAY BE ADVERSELY AFFECTED.

         Our operations depend, to a large extent, on our management information systems. Modifications to our computer systems and applications software will be necessary as we grow and respond to customer needs, technological developments, electronic commerce requirements and other factors. We currently are in the process of upgrading and implementing our internal accounting and inventory control and distribution software programs. The upgrade and implementation is expected to cost approximately $7.9 million. The modifications may:

         -        cause disruptions in our operations;

         -        delay the schedule for integrating newly acquired companies;
                  or

         - cost more to design, implement or operate than currently budgeted.

Any of these disruptions, delays or costs could have a material adverse effect on our operating results and financial condition.

         We do not currently have redundant computer systems or redundant dedicated communication lines linking our computers to our warehouses. We have safeguards against certain events that could interrupt our operations, including:

         - back-up power supplies that allow our computer system to function in the event of a power outage;

         -        redundant storage of data;

         -        off-site storage of back-up data;

         -        physical security systems; and an

         -        early warning detection and fire extinguishing system.

The failure of our computer or communication systems could have a material adverse effect on our operating results and financial condition.

YEAR 2000 PROBLEMS MAY DISRUPT OUR BUSINESS.

         We are aware of the issues associated with the hardware, software and operating systems in existing computer and telecommunication systems as the next millennium approaches. The "year 2000" problem is pervasive and complex as virtually every computer operation will be affected in some way by the rollover of the two digit year value to 00. The issue is whether computer and other computer operated systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

         We are utilizing internal and external resources to identify and correct, or reprogram, all of our systems for year 2000 compliance. Our AS/400 hardware and operating system are already compliant. We recently have implemented a corporate wide financial and distribution software package from J.
D. Edwards Company, at a cost of approximately $7.9 million, in response to our expansion and acquisition program. We believe this software package is already year 2000 compliant. All subsidiaries with known Year 2000 problems have been converted to the J. D. Edwards Company software package as of the date hereof.

         All other equipment is currently undergoing compliance testing which is expected to be completed by November 30, 1999. Equipment identified as not year 2000 compliant will be replaced. This equipment includes personal computers, networking equipment, telecommunication equipment, phone and alarm systems. Because most of our computer and telecommunications equipment is relatively new, the cost to bring it into compliance is currently estimated to be less than $250,000.

         We regularly carry products and accessories manufactured by over 500 original equipment manufacturers. Approximately 54.2% of our net sales for the year ended December 31, 1998 were provided by our top ten suppliers. We believe that our third party vendors and suppliers are substantially Year 2000 compliant. Should a significant number of our suppliers not be year 2000 compliant, we might not be able to supply our customers with product on a timely basis. Such a disruption could have a material adverse effect on our operation and financial performance.

         No one knows the extent of the potential impact of the year 2000 problem generally and we cannot predict the likelihood that year 2000 problems will cause a significant disruption in the economy as a whole. We will continue to examine the year 2000 issue as it potentially impacts us and will develop a contingency plan if we believe one is necessary.

INTENSE AND INCREASING COMPETITION IN OUR INDUSTRY MAY DECREASE OUR GROSS MARGINS AND HARM OUR BUSINESS.

         The industry in which we operate is highly competitive. We compete with major full-service office products distributors, other national and regional computer supply distributors, office products superstores, direct mail order companies, and, to a lesser extent, non-specialized retailers. Certain of our competitors, such as office products superstores and major full-service office products distributors, are larger and have substantially greater financial and other resources and purchasing power than we do. We believe that the computer supply industry will further consolidate in the future and consequently become more competitive. Increased competition may result in greater price discounting which will continue to have a negative impact on the industry's gross margins.

THE MARKET VALUE OF OUR COMMON STOCK MAY FLUCTUATE WIDELY.

         Stock prices of growth companies such as ours may fluctuate widely, often for reasons that are unrelated to the actual operating performance of the particular company. In addition, the market price of the common stock is subject to significant fluctuation due to:

         -        variations in stock market conditions;

         - changes in financial estimates by securities analysts or by our failure to meet estimates;

         -        variations in quarterly operating results;

         - general conditions affecting all participants in the computer supply industry;

         -        announcements by us or our competition;

         -        regulatory developments; and

         -        economic or other external factors.

WE DO NOT EXPECT TO PAY ANY CASH DIVIDENDS IN THE FORESEEABLE FUTURE.

         We have not paid a cash dividend on our common stock since our initial public offering and currently expect to retain our future earnings, if any, for use in the operation and expansion of our business. We do not anticipate paying any cash dividends in the foreseeable future. In addition, the Credit Facility prohibits the payment of cash dividends.

WE HAVE THE ABILITY TO ISSUE SHARES OF OUR COMMON STOCK AND PREFERRED STOCK WITHOUT SHAREHOLDER APPROVAL.

         Our board of directors has the authority to issue up to 5,000,000 shares of our preferred stock, no par value per share, and to determine the terms, including voting rights, of those shares without any further vote or action by our stockholders. The voting and other rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. Similarly, our board may issue additional shares of common stock without any further vote or action by stockholders under certain circumstances. An issuance could occur in the context of another public or private offering of shares of common stock or preferred stock or in a situation where common stock or preferred stock is used to acquire the assets or stock of another company. The issuance of common stock or preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control.

OUR EXECUTIVE OFFICERS AND DIRECTORS AND THEIR AFFILIATES OWN A LARGE PERCENTAGE OF OUR COMMON STOCK AND HAVE THE ABILITY TO MAKE DECISIONS THAT COULD ADVERSELY AFFECT OUR STOCK PRICE.

         Our directors and executive officers and officers of our subsidiaries currently beneficially own 1,725,593 shares of common stock representing approximately 14.7% of the outstanding shares of common stock (including vested stock options and options that vest within 60 days of the date of this prospectus, but not including shares owned beneficially by Pittsburgh Investment Group LLC, an investor group that includes four of our directors). Consequently, management is in a position to exert significant influence over material matters relating to our business, including decisions regarding:

         -        the election of our board of directors;

         - the acquisition or disposition of assets (in the ordinary course of our business or otherwise);

         -        future issuances of common stock or other securities; and

         -        the declaration and payment of dividends on the common stock.

Management also may be able to delay, make more difficult or prevent us from engaging in a business combination.

OUR CHARTER AND CODE OF REGULATIONS AS WELL AS OHIO LAW CONTAIN PROVISIONS THAT COULD DISCOURAGE A TAKEOVER EVEN IF BENEFICIAL TO STOCKHOLDERS.

         Our amended and restated articles of incorporation and amended and restated code of regulations contain certain provisions which, among other things:

         -        permit the establishment of a "staggered" board of directors;

         - limit the personal liability of and provide indemnification for our directors;

         - require that stockholders comply with certain requirements to nominate a director or submit a proposal before a meeting of stockholders;

         -        limit the ability of stockholders to act by written consent;
                  and

         - require a supermajority vote of stockholders if a "related person" (as defined) attempts to engage in a business combination with us.

         The Ohio General Corporation Law, which applies to us, has certain other provisions that also may be deemed to have antitakeover effects, including statutes that deal with:

         -        control share acquisitions;

         -        control bids; and

         -        the disgorgement of trading profits.

All of the foregoing provisions could make it more difficult for a third party to obtain control of Miami Computer Supply Corporation even if doing so would be beneficial to stockholders.

                                 USE OF PROCEEDS

         The shares of common stock offered by this prospectus may be issued from time to time as full or partial consideration for future acquisitions by us. In such transactions, the consideration or proceeds we receive will be the stock or assets of the businesses we acquire.

                              PLAN OF DISTRIBUTION

         We may, where permitted by applicable securities laws, use this prospectus to issue registered shares to the persons who own or control the stock or assets of the businesses we acquire. The price of shares of common stock so issued will be valued at prices reasonably related to market prices either (i) at a date occurring on or between the time that an acquisition is agreed upon and/or (ii) at or about the time of delivery of the shares of common stock. This prospectus covers the issuance of up to 5,000,000 shares of common stock in connection with such possible transactions.

         Shares of common stock issued pursuant to this prospectus will be freely tradable by the recipients, unless restricted by contractual arrangements negotiated in connection with the acquisition transaction (which are expected to include restrictions on resale for approximately twelve months from the date of issuance) or by Rule 144 or Rule 145 under the Securities Act of 1933. In such transactions, the consideration or proceeds we receive for the shares offered by this prospectus would be the stock or assets of the business we acquired.

         In connection with offerings and issuances of shares of common stock pursuant to this prospectus, we do not expect to use any underwriter or broker-dealer to sell the shares on our behalf. Finder's fees, however, may be paid from time to time with respect to specific acquisitions. Any person receiving any such fees may be deemed to be an underwriter within the meaning of the Securities Act of 1933.

                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Elias, Matz, Tiernan & Herrick L.L.P., Washington, D.C. As of the date of this prospectus, certain members of Elias, Matz, Tiernan & Herrick L.L.P. owned approximately 232,481 shares of common stock.

                                     EXPERTS

         The consolidated financial statements of Miami Computer Supply Corporation as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated in this prospectus by reference to the annual report on Form 10-K of Miami Computer Supply Corporation for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         The financial statements of the computer supplies business of Axidata Inc. as of December 31, 1997 and November 30, 1998 and for the year ended December 31, 1997 and the eleven months ended November 30, 1998, incorporated in this prospectus by reference to Miami Computer Supply Corporation's Form 8-K/A dated February 24, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly, special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. For further information on the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. Our SEC filings also are available to the public over the Internet at the SEC's website at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents that we have filed with the SEC and our future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of the common stock pursuant to this prospectus is completed:

-        Annual report on Form 10-K for the fiscal year ended December 31, 1998;


-        Quarterly reports on Form 10-Q for the quarters ended March 31, 1999;
         June 30, 1999 and September 30, 1999, as amended;


- Current reports on Form 8-K filed with the SEC on February 24, 1999 and January 15, 1999;

- Proxy statement for our annual meeting of stockholders held on May 25, 1999, filed with the SEC on April 27, 1999; and

- The description of the common stock contained in our registration statement on Form 8-A, filed with the SEC on October 15, 1996.

         You may obtain a copy of these filings, at no cost, by writing to or calling us at the following address:

                    Ira H. Stanley, Vice President and Chief Financial Officer Miami Computer Supply Corporation
                    4750 Hempstead Station Drive
                    Dayton, Ohio 45429
                    (937) 291-8282


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